PURCHASE AND SALE AGREEMENT


                    Dated as of July 15, 1997


                  WINDSOR PARK APARTMENTS, INC.


                            Seller,


                              and

        WALDEN RESIDENTIAL OPERATING PARTNERSHIP, L.P.,


                                                      Purchaser

                       TABLE OF CONTENTS


SECTION                  HEADING                             PAGE


WITNESSETH . . . . . . . . . . . . . . . . . . . . . . . . . . .1

ARTICLE I
     PURCHASE AND SALE . . . . . . . . . . . . . . . . . . . . .1
          Section 1.01.  Purchase and Sale . . . . . . . . . . .1
          Section 1.02.  Indemnity Letter. . . . . . . . . . . .1

ARTICLE II
     INSPECTION AND DOCUMENT REVIEW PERIODS. . . . . . . . . . .1
          Section 2.01.  Inspection Period . . . . . . . . . . .2
          Section 2.02.  Deliveries by Seller. . . . . . . . . .3
          Section 2.03.   Financing Documents; Letter of Credit.4
          Section 2.04.  Costs . . . . . . . . . . . . . . . . .8
          Section 2.05.  Indemnification . . . . . . . . . . . .8
          Section 2.06.  Insurance . . . . . . . . . . . . . . .8
          Section 2.07.  Confidentiality . . . . . . . . . . . .8
          Section 2.08.  Seller Shall Not Market Project . . . 10

ARTICLE III
     PURCHASE PRICE. . . . . . . . . . . . . . . . . . . . . . 10
          Section 3.01.  Purchase Price; Allocation of Purchase
          Price. . . . . . . . . . . . . . . . . . . . . . . . 10
          Section 3.02.  Payment of Purchase Price . . . . . . 10
          Section 3.03.  Release of Liens. . . . . . . . . . . 11

ARTICLE IV
     REPRESENTATIONS AND WARRANTIES. . . . . . . . . . . . . . 11
          Section 4.01.  Seller's Representations and Warranties11
          Section 4.02.  Purchaser's Representations and
          Warranties, Covenants and Agreements . . . . . . . . 15

ARTICLE V
     CLOSING . . . . . . . . . . . . . . . . . . . . . . . . . 15
          Section 5.01.  Closing Date. . . . . . . . . . . . . 15
          Section 5.02.  Escrow Closing. . . . . . . . . . . . 16
          Section 5.03.  Commitment for Title Insurance and Survey
           . . . . . . . . . . . . . . . . . . . . . . . . . . 17
          Section 5.04.  Seller's Escrow Deposits. . . . . . . 18
          Section 5.05.  Purchaser's Escrow Deposits . . . . . 19
          Section 5.06.  Concurrent Transactions . . . . . . . 20

ARTICLE VI
     CLOSING COSTS AND PRORATIONS. . . . . . . . . . . . . . . 20
          Section 6.01.  Closing Costs . . . . . . . . . . . . 20
          Section 6.02.  Seller's Costs. . . . . . . . . . . . 21
          Section 6.03.  Proration of Income and Expenses. . . 21
          Section 6.04.  Post-Closing Adjustments. . . . . . . 23
          Section 6.05.  Delinquent Rents. . . . . . . . . . . 24

ARTICLE VII
     BROKER. . . . . . . . . . . . . . . . . . . . . . . . . . 24
          Section 7.01.  Brokers . . . . . . . . . . . . . . . 24

ARTICLE VIII
     DEFAULTS. . . . . . . . . . . . . . . . . . . . . . . . . 24
          Section 8.01.  Default of Purchaser. . . . . . . . . 24
          Section 8.02.  Default of Seller . . . . . . . . . . 25
          Section 8.03.  Extension of Closing Date . . . . . . 25

ARTICLE IX
     CASUALTY OR CONDEMNATION. . . . . . . . . . . . . . . . . 25
          Section 9.01.  Casualty or Condemnation. . . . . . . 25

ARTICLE X
     MISCELLANEOUS . . . . . . . . . . . . . . . . . . . . . . 27
          Section 10.01.  Time is of the Essence . . . . . . . 27
          Section 10.02.  Notices. . . . . . . . . . . . . . . 27
          Section 10.03.  Binding Agreement. . . . . . . . . . 28
          Section 10.04.  Counterparts . . . . . . . . . . . . 28
          Section 10.05.  No Assignments . . . . . . . . . . . 28
          Section 10.06.  No Recording . . . . . . . . . . . . 28
          Section 10.07.  Governing Law. . . . . . . . . . . . 29
          Section 10.08.  Captions . . . . . . . . . . . . . . 29
          Section 10.09.  Preparation of Agreement . . . . . . 29
          Section 10.10.  Authorized by Law. . . . . . . . . . 29
          Section 10.11.  Foreign Person . . . . . . . . . . . 29
          Section 10.12.  Return of Information to Seller. . . 29
          Section 10.13.  Indemnity Letter . . . . . . . . . . 29
          Section 10.14. Mutual Indemnification Regarding Determination of Taxability
           . . . . . . . . . . . . . . . . . . . . . . . . . . 29

Exhibit A      Legal Description of Project

Exhibit B      Schedule of Personalty

Exhibit C      Schedule of Financing Documents

Exhibit D      Rent Roll

Exhibit E      Schedule of Service Contracts

Exhibit F      Real Estate Tax Bill

Exhibit G      Form of Assignment of Service Contracts and
Assumption Agreement

Exhibit H      Form of Assignment of Tenant Leases and Assumption
Agreement

Exhibit I      Form of Assignment and Assumption Agreement

Exhibit J      Form of Escrow Agreement

Exhibit K      Permitted Exceptions

Exhibit L      Form of Special Warranty Deed

Exhibit M      Form of Bill of Sale

Exhibit N      Form of Audit Letter


Annex A        Copy of Indemnity Letter

                   PURCHASE AND SALE AGREEMENT

     THIS PURCHASE AND SALE AGREEMENT dated as of July 15, 1997 (as hereafter amended or supplemented by written agreement, this "Agreement"), by and between Windsor Park Apartments, Inc., an Illinois corporation, having its principal place of business at CNA Plaza, 333 South Wabash, 12 South, Chicago, Illinois 60685 (hereinafter referred to as the "Seller"), and Walden Residential Operating Partnership, L.P., a Georgia limited partnership, having its principal place of business at One Lincoln Centre, 5400 LBJ Freeway, Suite 400, Lock Box 45, Dallas, Texas 75240 (hereinafter referred to as the "Purchaser"):

                           WITNESSETH:

     WHEREAS, the Seller is the owner of certain real estate located at 100 Windsor Park Lane, in the City of Hendersonville, Tennessee, which is legally described in Exhibit A attached hereto and the real estate interests appurtenant thereto (collectively, the "Site"), together with all of the buildings and improvements located thereon (the "Improvements") and the tangible personal property listed in Exhibit B attached hereto and located at such Improvements (the "Personalty"; the Personalty together with the Site and the Improvements are hereinafter collectively referred to as the "Project"); and

     WHEREAS, upon and subject to the terms and provisions of this Agreement, the Seller desires to sell the Project to the Purchaser and the Purchaser desires to purchase the Project from the Seller;

     NOW, THEREFORE, in consideration of the mutual covenants, agreements and representations contained herein, the Purchaser and the Seller hereby agree as follows:

ARTICLE I
                        PURCHASE AND SALE

     Section 1.01. Purchase and Sale. The Seller hereby agrees to sell to the Purchaser, and the Purchaser hereby agrees to purchase from the Seller, the Project upon the provisions and subject to the terms and conditions of this Agreement.

     Section 1.02. Indemnity Letter. The Purchaser and the Seller hereby acknowledge and agree that in contemplation of the execution and delivery of this Agreement and the transaction contemplated herein, the Seller and the Purchaser entered into an agreement (the "Indemnity Letter"), a true and correct copy of which is attached hereto as Annex A and made a part hereof. Capitalized terms used in the Indemnity Letter shall have the same meanings when used in this Agreement unless otherwise provided or the context clearly requires otherwise. In the event of any inconsistency between the provisions of this Agreement and the Indemnity Letter, this Agreement shall be controlling.

ARTICLE II
              INSPECTION AND DOCUMENT REVIEW PERIODS

     Section 2.01. Inspection Period. During the period (the "Inspection Period") beginning as authorized in the Indemnity Letter and ending at 12:00 p.m. Chicago time July 25, 1997 (the "Outside Date"), the Seller shall allow the Purchaser and its representatives, agents and contractors, during ordinary business hours, upon twenty-four (24) hours prior telephonic notice to the Seller (which notice shall include identification of the people who will be making the inspection, what will be inspected and for what purpose the inspection will be made), to make such reasonable inspections of the Project as the Purchaser may request, and shall assure reasonable access to the Project, subject to leases thereof and the tenants' quiet enjoyment of the apartment units of the Project, in connection with such inspections.

     During the Inspection Period, and subject to the terms and provisions of this Agreement, the Purchaser shall be permitted to do the following (all at the Purchaser's sole cost and expense):

          (a) Perform a physical inspection of the Project, including but not limited to inspection of the roofs, building structures, mechanical systems, plumbing systems, electrical systems, utilities, drainage system and site improvements and to perform soil tests and an environmental audit of the Project. The Purchaser shall be permitted to engage such professional engineers, surveyors and consultants as the Purchaser may deem appropriate to conduct such inspections.

          (b) Review all of the Seller's books and records relating to the Project, including but not limited to operating statements relating to the Project, which have been certified by the Seller's property manager, RREEF Management
     Company, in Chicago, Illinois (the "Project Manager") to be true and correct in all material respects.

          (c) Review all Service Contracts (as hereinafter defined) currently in effect for the Project.

          (d) Review the Project's operations, competitive market, and position within its general market and particular sub-market. In order to assist the Purchaser in performing such review, the Seller agrees to make the Project's records available to the Purchaser either at the project or at the office of the Project Manager, wherever the Seller customarily keeps such records.

          (e) Have prepared an appraisal or analysis of the Project which will verify, among other things, the historical operating numbers for the Project and its competitive market.

          (f) Review any of the following which are in possession of the Seller: the tenant leases of the Project, tenant eligibility and income verification certificates and supporting materials and the continuing program compliance certificates relating to the low or moderate income tenant set-aside covenants to which the Project is subject.

     Unless the Seller notifies the Purchaser otherwise, in which event the Seller agrees to use reasonably diligent efforts to make such items available for review by the Purchaser, the items described in Subsection 2.01 (b) above are located at the office of the Project Manager, and the items described in Subsections 2.01
(c) and 2.01 (f) are located at the Project.

     The Purchaser shall conduct the inspections and reviews and approve the Project and the other contingencies referenced in this
Section 2.01 on or before the Outside Date. If the Purchaser does not approve the Project and other contingencies described in this
Section 2.01, the Purchaser must notify the Seller in writing of its disapproval on or before 12:00 p.m. Chicago time on the Outside Date. Failure to deliver to the Seller such notice in writing prior to the end of such Inspection Period shall be deemed a waiver of the Purchaser's right to terminate its obligations under this Agreement to purchase the Project due to its disapproval of the Project or the other contingencies described in this Section 2.01.

     In the event the transaction contemplated herein does not close, including without limitation if the obligation of the Purchaser to purchase or the obligations of the Seller to sell the Project is terminated for any reason, the Purchaser shall promptly deliver to the Seller (i) true, correct and complete copies of all appraisals, environmental audits and other written reports which the Purchaser has commissioned or otherwise obtained with respect to the Project and (ii) all documents and other showings, including, without limitation, the hereinafter defined Due Diligence Items and the hereinafter defined Financing Documents, delivered by the Seller or the Seller's agents or attorney to the Purchaser. If the Purchaser sends notice within such Inspection Period of its disapproval of the Project as described hereinabove, upon the delivery of the items described in (i) and (ii) above, the Purchaser will be entitled to receive the Earnest Money Deposit, subject, however, to the terms and provisions of Section 2.03(c) hereof.

     Section 2.02. Deliveries by Seller. The Seller shall deliver to (or make available to with respect to items(b), (k), and (l)) the Purchaser within five (5) business days of the date of this Agreement the following items, if any, which are in the possession of the Seller:

          (a) A copy of the Seller's title insurance policy for the Project;

          (b) Copies of any plans and specifications for the Project;

          (c)  Copies of any "as-built" surveys of the Project;

          (d) A copy of the current rent roll for the Project, which has been certified by the Project Manager to the best of its knowledge to be true and correct in all material respects.

          (e) Copies of the most recent real estate and personal property tax bills for the Project and any subsequent notices of reassessment;

          (f)  A list of all property employees of the Project
     Manager, if any, and their job titles and descriptions, their present salaries and wages, benefits and terms of their employment;

          (g) Copies of the Project's monthly operating statements for the past two (2) years, which have been certified by the Project Manager to the best of its knowledge to be true and correct in all material respects;

          (h) A current schedule of any tenant security deposits and confirmation by the Seller that such tenant security deposits are in the Seller's possession;

          (i) Copies of all operating and maintenance agreements and service contracts, including but not limited to trash, grounds maintenance, advertising, pest control or cable television agreements or easements in effect at the Property and paid by the Seller (collectively, the "Service Contracts");

          (j) A copy of the most recent environmental report of the Project;

          (k) Copies of the pool license and business license currently in effect for the Project; and

          (l) A list of all utility accounts serving the Project, designating which are house metered, and copies of bills for each house metered account for the preceding five (5) month period.

     In addition to the items listed in Sections 2.02(a) through
(l) above (herein collectively referred to as the "Due Diligence Items"), the Seller will direct the Trustee under the Indenture pursuant to which the Bonds (as hereinafter described) were issued to allow the Purchaser to review, at the office of the Trustee and/or Alternate Management Resource, Inc. d/b/a Kauffman Associates (the "Monitoring Agent"), during the Inspection Period, the filings, to the extent they are available, made by the Seller or the previous owner of the Project which are required under the financing documents relating to the Bonds; provided that the Purchaser understands and agrees that failure of the Trustee and/or the Monitoring Agent to cooperate with these requests shall not be a default by the Seller under this Agreement.

     The Purchaser shall review and approve the Due Diligence Items and other information referenced in this Section 2.02 within the Inspection Period. If the Purchaser does not approve such Due Diligence Items and other information described in this Section
2.02 within the Inspection Period, the Purchaser must notify the Seller in writing of its disapproval on or before 12:00 p.m. Chicago Time on the Outside Date. Failure to provide the Seller such notice in writing prior to the end of the Inspection Period shall be deemed a waiver of the Purchaser's right to terminate its obligations to purchase the Project under this Agreement due to the Purchaser's disapproval of the Due Diligence Items described in this Section 2.02. If the Purchaser sends notice within the Inspection Period of its disapproval of the Due Diligence Items, the Purchaser shall promptly deliver to the Seller (i) true, correct and complete copies of all appraisals, environmental audits and other written reports which the Purchaser commissioned or otherwise obtained with respect to the Project and the hereinafter defined Financing Documents and (ii) all documents and other showings, including, without limitation, the Due Diligence Items, delivered by the Seller or the Seller's agents or attorney upon receipt of the items described in (i) and (ii) above, the Purchaser shall be entitled to receive the Earnest Money Deposit, subject, however, to the terms and provisions of Section 2.03(c) hereof.

     Section 2.03.   Financing Documents; Letter of Credit.

          (a) The Seller has delivered to the Purchaser copies of all documents relating to the financing of the Project in the possession of the Seller which are listed on Exhibit C (the "Financing Documents"). Within the Inspection Period the Purchaser shall review and approve such Financing Documents and the Purchaser shall obtain the approval of The Industrial Development Board of the City of Hendersonville, Tennessee (the "Issuer") and The Bank of New York, as successor trustee (the "Trustee") under the Trust Indenture dated as of January 1, 1993 (the "Indenture") between the Issuer and the Trustee, pursuant to which the Issuer issued its Multi-family Housing Revenue Refunding Bonds (Windsor Park Project) in the original aggregate principal amount of $6,870,000 (the "Bonds"), to the transfer of the Project to the Purchaser. The Seller will use its best efforts to cooperate with the Purchaser in obtaining the required approvals by the Issuer and the Trustee. In connection with the approvals described in this Section 2.03, the Seller and Continental Casualty Company (the "Surety") shall receive opinions of bond counsel and opinions of counsel for the Purchaser for delivery on the Closing Date, obtained at the sole cost and expense of the Purchaser, required by the Regulatory Agreement (as defined on Exhibit C) and additional opinions of bond counsel that the transfer of the Project to the Purchaser will not result in a reissuance of the Bonds under the Internal Revenue Code of 1954, as amended, and will not cause interest on the Bonds to be included in gross income for purposes of federal income taxation; provided that the forms of such opinions shall be subject to the prior approval of the Seller and the Surety. With respect to any of the opinions or "forms of opinions" to be provided by the Purchaser under this Section 2.03, the Purchaser shall deliver the required opinions or "forms of opinions" not less than five (5) days prior to the Outside Date, and if the Seller and the Surety have not approved or rejected the opinions or the "forms of opinions" by the Outside Date, such opinions or "forms of opinions" shall be deemed disapproved by the Seller and the Surety; provided that any opinions approved or deemed approved by the Seller and the Surety shall not be deemed approved by the Issuer, the Trustee or any other third party entitled to approve such opinions.

          (b) The Purchaser, at the sole cost and expense of the Purchaser, shall deliver to the Surety on or before the Outside Date a commitment letter providing for the issuance of a letter of credit in favor of the Surety on the Closing Date which letter of credit shall be (i) in the amount of $6,870,000 together with an amount equal to interest on the Bonds from the earlier of the Closing Date or August 1, 1997, to but not including February 1, 1998 at the interest rate of 5.375% per annum, (ii) issued by BankBoston, National Association unless such bank's short term credit rating is downgraded from A-1 by Standard and Poor's or P-1 by Moody's Investors Service or put on "credit-watch", in which event such letter of credit shall be issued by an institution satisfactory to Surety in its sole discretion (the "Bank"),
     (iii) for a term expiring not less than three (3) days after February 2, 1998, and (iv) accompanied by the proposed form of the letter of credit, the terms and conditions of which must be acceptable to the Surety, in its sole discretion, in all respects (the "Letter of Credit"). On August 1, 1997, the Surety shall pay a claim in the full amount of interest on the Bonds. Pursuant to the terms of an Escrow Agreement to be entered into among the Trustee, the Purchaser, the Seller and the Surety, the parties shall and do hereby, agree as follows:
     (1) On or prior to 11:00 A.M. (New York City time) on January 22, 1998 the Trustee shall submit a claim under the Surety Bond to the Surety in an amount equal to the aggregate principal amount of the Bonds outstanding, together with accrued interest thereon to but not including February 1, 1998 (the "Claim Amount"); (2) On or before 11:00 A.M. (New York City time) on January 30, 1998, and prior to payment by the Surety of a claim under the Surety Bond on February 2, 1998, the Purchaser shall have deposited with the Trustee an amount equal to the aggregate principal amount of the Bonds, together with interest accrued thereon to but not including February 1, 1998 (the "Reimbursement Funds"); (3) Immediately upon receipt by the Trustee of the Reimbursement Funds, the Trustee shall provide written notice (the "Trustee Notice") by telecopy to the Surety, the Purchaser and the Seller that (i) the Trustee has received the Reimbursement Funds and (ii) the Trustee will wire transfer the Reimbursement Funds to the Surety on February 2, 1998 on or before 1:30 P.M. (New York City time), provided the Trustee has received payment from the Surety of the Claim Amount (the "Surety Payment"); (4) Upon receipt by the Surety of the Trustee Notice the Surety (i) shall promptly and by the end of such business day deposit in overnight mail the Letter of Credit to the Bank and (ii) shall promptly and by the end of such business day deliver to Chicago Title Insurance Company an executed and notarized release of any and all liens held by the Surety with respect to the Project (the "Release"); (5) On or prior to 1:00 P.M. on February 2, 1998, the Surety shall pay to the Trustee the Surety Payment; (6) In the event the Purchaser has not delivered payment to the Trustee of the Reimbursement Funds, by 11:00 A.M. (New York City time) on January 30, 1998 and the Trustee has filed a claim under the Surety Bond with the Surety for payment on February 2, 1998 of the Claim Amount, the Surety shall be entitled to draw upon the Letter of Credit and use the proceeds of the Letter of Credit to immediately reimburse the Surety for the Surety Payment; (7) In the event the Surety draws against the Letter of Credit pursuant to (6) above, immediately upon receipt on February 2, 1998 by the Surety of moneys drawn under the Letter of Credit, the Surety shall deliver the Release to Chicago Title insurance Company; (8) Provided the Trustee has received the Surety Payment, the Trustee shall return the Surety Bond marked "cancelled and discharged" to the Surety on February 2, 1998; (9) On February 2, 1998, the Trustee shall (i) pay the principal of and interest on all of the Bonds outstanding with amounts drawn under the Surety Bond (whether the Bonds are remarketed, redeemed or purchased in lieu of redemption at the direction of the Purchaser) as provided in the Indenture and shall
     (ii) wire to the Surety, in accordance with wire instructions from the Surety, an amount equal to the Reimbursement Funds; and (10) The Trustee shall (i) instruct Chicago Title Insurance Company in writing by telecopy to record the Release and shall (ii) register the Bonds in the name of the Purchaser or its designee.

      Nothing contained in this Purchase and Sale Contract shall amend, modify or limit the of the Trustee under the Indenture or the Surety Bond, including but not limited to the obligation of the Surety to pay the Claim Amount whether or not the Trustee receives funds with which to reimburse the Surety.

     The Purchaser hereby agrees to guarantee payment to the Surety of all amounts due to the Surety under the Financing Documents in respect of, and to indemnify, defend and hold the Surety harmless from any loss, cost, damage, liability or expense arising from or in connection with, a claim being made under the Surety Bond which is not immediately reimbursed from Eligible Moneys or then available to be drawn under the Letter of Credit or which is not paid to the Surety by the Bank immediately upon drawing on the Letter of Credit, including, without limitation, any losses, costs, damages, liabilities and expenses (including attorneys' fees and expenses) suffered or incurred by the Surety in enforcing its rights and remedies in respect of the Bonds, the Surety Bond, the Letter of Credit and this Agreement.

          (c) On or before the end of the Inspection Period described in Section 2.03(a) above, if (i) the Purchaser has not approved the Financing Documents, or (ii) the Purchaser has not received the approvals or the acknowledgments from the Issuer or the Trustee referenced in Section 2.03(a) above, or
     (iii) the Bank and the Surety fail to agree upon the terms of the Letter of Credit, then the Purchaser may terminate its obligation to purchase the Project by written notice to the Seller, delivered not later than 12:00 p.m. Chicago time on the Outside Date. Failure of the Seller to deliver an instrument in writing affirmatively acknowledging that the conditions specified in this Section 2.03(c) have been satisfied or waived by the Seller shall be deemed to constitute delivery by the Seller of such a termination notice (a notice of termination from the Purchaser under this Section 2.03(c) or a notice of disapproval from the Purchaser under Section 2.01 or Section 2.02 is hereinafter referred to as a "Termination Notice"). Failure of the Purchaser to provide a Termination Notice within the time prescribed shall be deemed a waiver by the Purchaser of the right to terminate its obligations to purchase the Project hereunder by reason of any of the matters specified in Section 2.01 or 2.02 hereof or in this Section 2.03. In the event a Termination Notice by either the Purchaser or the Seller is given or deemed given, upon receipt by the Seller of all copies of the results of the inspections, materials and documents (including copies of all Due Diligence Items and all Financing Documents) relating to the Project previously delivered to the Purchaser or its agents or attorneys, and copies of all inspections and reports ordered or commissioned by the Purchaser or its agents or attorneys, and payment by the Purchaser of all of the costs and expenses to third parties hired, commissioned or retained by the Purchaser or its agents or attorneys, the Seller will direct the escrowee to return the Earnest Money Deposit to the Purchaser; provided that if the Purchaser has a dispute with any such third parties over the amount of compensation to be id to such third parties, the Purchaser will not be entitled to receive all of the Earnest Money Deposit (it being agreed that an amount equal to 150% of the aggregate of the highest amounts claimed to be owed shall be retained by the escrowee for the benefit of the Seller pending resolution of such dispute(s)) until the Purchaser has resolved such dispute and paid such third party in full; and provided further that, notwithstanding the above provisions, in any event all third parties shall be paid in full (which payment may be made (at the Seller's sole discretion) from the portion of the Earnest Money Deposit retained by the escrowee in connection with such dispute) on the earlier of (i) the date on which the Seller is notified or has knowledge that any such third party has commenced a foreclosure action against all or a portion of the Project or (ii) ninety (90) days from the end of the Inspection Period, and any balance remaining after all such disputes are settled in full and all costs and expenses incurred by the Seller in connection therewith are paid in full shall be returned to the Purchaser.

          (d) If a Termination Notice is not delivered by the Purchaser or the Seller as provided in Section 2.01 or 2.02 hereof or in this Section 2.03, the Purchaser shall then be obligated to perform all other requirements under this Agreement relating to the Purchaser's purchase of the Project.

          (e) The aggregate principal amount of Bonds which will be outstanding on August 1, 1997, the anticipated date for closing the purchase of the Project by the Purchaser (the "Closing Date") is $6,870,000. It is the understanding and intent of the parties that (I) the Purchase Price for the Project will be as set forth in Section 3.01 hereof and (ii) the Purchaser will pay the portion of the Purchase Price equal to the outstanding principal amount of the Bonds on the Closing Date by assuming the indebtedness of the Seller under the Financing Documents to pay, among other things, the outstanding principal amount of the Bonds, with the balance of the Purchase Price (subject to any prorations or adjustments resulting in credits to the Purchaser or the Seller, as applicable) to be paid in cash by the Purchaser. Any funds in the Interest Account in the Revenue Fund under the Indenture have been or will be invested prior to the Closing, at the sole discretion of the Seller, in "Eligible Investments" as defined in the Indenture, to mature on or before February 1, 1998 (the "Investments") in anticipation of the Purchaser's or its designee's purchase of the Bonds or other payment in full of the Bonds on that date to secure the release and discharge of the Surety Bond issued by the Surety in respect of the Bonds.

     Section 2.04. Costs. All of its costs and expenses in obtaining, receiving and returning all of the reports, materials, documents and other items described in Sections 2.01, 2.02 and 2.03 hereof, including, without limitation, the duplication of the Due Diligence Items and the Financing Documents, and in obtaining the consent of the Issuer and the Trustee to the transfer of the Project and any required opinions of counsel, shall be paid by the Purchaser.

     Section 2.05. Indemnification. The Purchaser hereby indemnifies, agrees to defend, and hold the Seller, the Project Manager, the Surety, and their respective successors, assigns, affiliates, officers, employees, agents and shareholders, harmless from and against any losses, claims, damages, liabilities and expenses (including attorneys' fees), incurred as a result of or arising in whole or in part from, directly or indirectly, or as a consequence of, or in any way connected with any actions or omissions of the Purchaser or its agents, officers, contractors or employees, including, without limitation, the Purchaser's inspection of the Project; provided, however, that the Purchaser shall not be required to indemnify, defend or hold harmless such parties if such losses, claims, damages, liabilities and expenses (including attorneys' fees) are a result of the gross negligence or willful misconduct of the Seller, the Project Manager and the Surety. If the Closing does not occur, including without limitation if the obligation of the Purchaser to purchase or the Seller to sell the Project is terminated for any reason, the Purchaser agrees to promptly restore or repair any damage to the Project caused by the Purchaser, or its agents, contractors, employees or officers.

     Section 2.06. Insurance. Prior to the commencement of the Inspection Period, the Purchaser shall provide the Seller with evidence of general public liability insurance and property insurance in coverages and from insurers satisfactory in all respects to the Seller, insuring against, inter alia, death, bodily injury and property damage resulting from the acts of the Purchaser and its agents, officers, contractors or employees at the Project. The Purchaser's insurance policies described in this Section 2.06 above shall name the Seller, the Surety and the Project Manager as "additional insureds" thereunder.

     Section 2.07.  Confidentiality.

          (a) The Purchaser covenants and agrees that the information obtained by the Purchaser or communicated to the Purchaser or any of its respective agents, officers, contractors or employees in the course of discussions and negotiations regarding the sale of the Project (other than the Financing Documents) and the terms and provisions of this Agreement are confidential and that knowledge by third parties of any information (including the terms and provisions of this Agreement) provided to, or obtained by, the Purchaser could be damaging to the Seller and its business. For purposes of this Agreement, such information (the "Information") includes but is not limited to (i) information obtained by or on behalf of the Purchaser about the Project whether from the Seller or its officers, agents, attorneys or employees or from unrelated third parties; (ii) written or oral information concerning or relating to the business operations, assets, policies, financial status or other related business information; (iii) information contained in the financial and business books and records of the Project and the Seller; (iv) the exhibits, schedules and other documents delivered or to be delivered relating to the assets, liabilities, commitments, properties and business of the Project and the Seller; and (v) appraisals, engineering reports, environmental reports or other reports evaluating any aspect of the Project.

          (b) Except for those attorneys, accountants, contractors, consultants, technical advisors, lenders, escrow agents, title insurers, surveyors, property managers and other persons or entities retained by the Purchaser for the sole purpose of assisting in the due diligence review of, closing upon, or operation or maintenance of the Project, the Purchaser covenants and agrees to take all reasonable and prudent steps necessary to prevent disclosure of the Information to any other third parties or entities. The Purchaser agrees to take reasonable and prudent steps to require any such third parties to maintain such confidentiality. The Purchaser also agrees not to disclose the Project's rent roll and/or tenant list to any other parties except its property manager and lender and except for copies of the rent roll (without identification of tenants) to appraisers and consultants. The Purchaser and the Seller hereby agree that any default in the Purchaser's covenant set forth in the immediately preceding sentence will result in the payment of damages by the Purchaser to the Seller of $10,000. The Purchaser also agrees to obtain written confidentiality agreements from the entities or persons assisting the Purchaser in its due diligence, which confidentiality agreements shall (i) be reasonably acceptable to the Seller,
     (ii) be delivered to the Seller, and (iii) be enforceable by the Seller. Further, all Information shall be used by the Purchaser solely for the purposes contemplated by this Agreement, except that the Purchaser (i) may disclose material terms which are required to be disclosed by applicable securities laws or as required by any national securities exchange on which the Purchaser's common stock may be listed,
     (ii) may disclose any and all information with respect to the Project, its operating history or current operations, reports or any other information concerning the Project and its ownership deemed necessary in accordance with current securities disclosure practice in an offering document for remarketing or refunding the Bonds, and (iii), if so required, may include a copy of this Agreement in its filings with the Securities and Exchange Commission. The Seller hereby agrees to take all reasonable and prudent steps necessary to prevent disclosure to third parties of any non-public information the Purchaser provides to the Seller regarding itself and Walden Residential Properties, Inc.

          (c) The Purchaser covenants and agrees with the Seller to keep a record of all written Information furnished by or on behalf of the Seller including its location. Further, if the purchase and sale of the Project is not consummated, at the request of the Seller, the Purchaser shall immediately return all Information, in whatever tangible form provided to the Purchaser, together with all copies of the Information the Purchaser may have made or which is in the possession of the Purchaser or its attorneys, officers, agents, employees or other representatives.

          (d) The Purchaser covenants and agrees that a violation of the terms of this Section 2.07 may cause irreparable damage to the Seller for which monetary damages may not adequately compensate the Seller. Therefore, the Seller shall be entitled to equitable relief to enjoin the Purchaser from committing any breach hereof and the Purchaser hereby consents to the Seller obtaining all injunctive relief as is necessary and proper with respect to the breach, attempted breach or contemplated breach of any of the terms of this Agreement.

     Section 2.08. Seller Shall Not Market Project. The Seller agrees that it will not market the Project to any other parties, until the earlier of (i) August 2, 1997 or August 15, 1997 (in the event the 15-day cure period becomes approved), or (ii) such time as (A) a Termination Notice is delivered or (B) the Purchaser shall default in any of its obligations under this Agreement.

ARTICLE III
                          PURCHASE PRICE

     Section 3.01. Purchase Price; Allocation of Purchase Price. The Purchase Price of the Project shall be the sum of (a) NINE MILLION FOUR HUNDRED FIFTY THOUSAND DOLLARS ($9,450,000), plus (b) an amount equal to the amount on deposit in the Interest Account of the Revenue Fund under the Indenture on the Closing Date (less the amount of the Seller's pro rata share of any interest accrued and unpaid on the Bonds as of the Closing Date), plus (c) an amount equal to the amount on deposit in the Administrative Expenses Account within the Revenue Fund on the Closing Date (less the amount of any liability of the Seller for its pro rata share of Administrative Expenses), plus (d) an amount equal to any other funds held by the Trustee under the Indenture.

     Section 3.02. Payment of Purchase Price. The Purchaser agrees to pay to the Seller the Purchase Price as follows:

          (a) On the date of this Agreement the Purchaser is depositing the sum of ONE HUNDRED THOUSAND DOLLARS ($100,000) with Chicago Title Insurance Company, (Chicago, Illinois office) as escrowee (the "Escrowee") as its earnest money deposit (referred to herein as the "Earnest Money Deposit"), for the benefit of the Seller, pursuant to the terms of the Earnest Money Escrow Agreement, a copy of which has been previously provided to the Purchaser. Any interest earned on the Earnest Money Deposit shall accrue to the benefit of the Purchaser except as provided in Section 8.01.

          (b) On the Closing Date, the Purchaser shall (i) assume payment of the principal indebtedness in respect of the Bonds in the aggregate principal amount then outstanding and unpaid (the "Assumed Principal Indebtedness") and all interest and other indebtedness due and payable from and after the Closing Date under (A) that certain Secured Note dated January 15, 1993, payable to the Issuer, in the original principal amount of SIX MILLION EIGHT HUNDRED SEVENTY THOUSAND DOLLARS ($6,870,000) (the "Note"), (B) that certain Loan Agreement dated as of January 1, 1993 (the "Loan Agreement") between the Issuer and the Seller, (C) that certain First Deed of Trust, Assignment of Rents and Security Agreement dated as of January 1, 1993 (the "First Deed of Trust") from the Seller to a trustee for the benefit of the Issuer and the Surety, (D) the Indenture, and (E) all of the other Financing Documents;

          (c)  The balance of the Purchase Price, as provided in
     Section 6.03 hereof, shall be deposited under the Escrow Agreement (as defined in Section 5.02 hereof) pursuant to the provisions thereof and shall be paid to the Seller on the Closing Date (as defined in Section 5.01 hereof) by wire transfer of immediately available funds pursuant to the terms of the Escrow Agreement.

     Section 3.03. Release of Liens. The Purchaser understands and agrees that the Surety will not release or assign its interest in the Loan Documents or the Second Deed of Trust Documents (as defined in the Indenture) or any of the other documents to which the Surety is a party unless and until all of the obligations assumed by the Purchaser as of the Closing Date have been fully satisfied and the Surety receives its Surety Bond from the Trustee under the Indenture marked "canceled and discharged" upon payment of the Bonds as contemplated by Section 2.03(b) of this Agreement, without any claim being made under the Surety Bond which is not immediately and irrevocably paid to the Surety from the proceeds of a draw on the Letter of Credit or from other funds paid by or on behalf of the Purchaser.

                           ARTICLE IV
                  REPRESENTATIONS AND WARRANTIES

     Section 4.01.  Seller's Representations and Warranties.  The
Seller hereby represents and warrants to the Purchaser as follows:

          (a) Except as set forth in Exhibit C attached hereto, the Seller has not consented to any amendment or modification of the Financing Documents. To the best of the Seller's knowledge, no uncured default of the Seller exists under the Financing Documents, and no other event has occurred which, after notice or lapse of time or both, would be an Event of Default thereunder.

          (b) Attached as Exhibit D hereto is the rent roll of the Project as of June 9, 1997. To the best of the Seller's knowledge, the rent roll and all information therein are accurate as of its date.

          (c) Except for the property management contract, there are no Service Contracts with respect to the Project or any part thereof except as set forth in Exhibit E attached hereto. Each of the Service Contracts is in full force and effect and, to the best of the Seller's knowledge, neither party is in material default thereunder. There are no amendments to the Service Contracts or modifications except as set forth in Exhibit E attached hereto.

          (d) Attached hereto as Exhibit F are true and correct copies of the most recent bills for real estate taxes and personal property taxes relating to the Project.

          (e) The Seller presently maintains in full force and effect policies of insurance against loss or damage to the improvements located at the Project.

          (f) Between the date of this Agreement and the earlier of the delivery of a Termination Notice or the Closing Date set forth herein, without the consent or approval of the
     Purchaser:

               (i)  The Seller will not make any material
          alterations or changes to the Project, except in the event of emergency as required for safety of persons or property or except as required by any governmental authority, and will not suffer or permit any material deterioration in the condition of the improvements thereon, ordinary wear and tear, fire and casualty and acts of God, the Purchaser and its consultants and agents excepted; and

               (ii) The Seller will not enter into any amendments to the Service Contracts and the Seller will not enter into any service agreements or other contracts with respect to the Project, other than Service Contracts or similar contracts entered into in the ordinary course of business (the term "Service Contracts" shall mean and include all such amendments and service agreements and other contracts entered into by the Seller with respect to the Project in compliance with this provision or approved by the Purchaser as of the Closing Date).

          (g) The Seller has all legal authority and power (i) to execute and deliver this Agreement and the documents which the Seller is required to execute and deliver hereunder and (ii) to perform its obligations hereunder.

          (h) To the best of Seller's knowledge, the Seller has not been advised by the applicable city, county, state or federal authorities that the Project is in violation of any applicable health, building, environmental, fire or zoning codes or ordinances.

          (i) The Seller has received no notice of any claim, action, suit, investigation or proceeding, at law, in equity or otherwise, now pending or, to the best of the Seller's knowledge, threatened against the Seller or with respect to the Project to which the Purchaser might become a party except as set forth in paragraph (1) hereof. The Seller is not subject to the terms of any decree, judgment or other action of any court, administrative agency or arbitrator, which has or could result in a material adverse effect on the Project or the operation and leasing thereof or the Seller's obligations hereunder.

          (j) The Seller has no notice or knowledge of any pending or threatened condemnation or eminent domain proceedings which would affect any of the Project.

          (k) Except for the consents and approvals required hereunder and under the Financing Documents, neither the execution nor the delivery of this Agreement or the documents contemplated hereby, nor the consummation of the conveyance of the Project to the Purchaser, will conflict with or cause a breach of any of the terms and conditions of, or constitute a default under, any agreement, commitment, note, mortgage, lease, bond, license, permit or other instrument or obligation by which the Seller is bound.

          (l) The Seller has received notice from or on behalf of the Maples Homeowner's Association, Inc., as set forth in the correspondence separately forwarded by the Seller to the Purchaser, under letter dated June 26, 1997.

          (m) Except as disclosed in writing to the Purchaser during the Inspection Period and in the Environmental Assessment - Phase I dated December, 1992 prepared by Delta Environmental Consultants, Inc., to the best of the Seller's knowledge, no Hazardous Materials are located on or about the Project. To the best of the Seller's knowledge, the Project does not contain any underground tanks for the storage or disposal of Hazardous Materials. Further, to the best of the Seller's knowledge, (A) the Project previously has not been used for the storage, manufacture or disposal of Hazardous Materials, and (B) no complaint, order, citation or notice with regard to air emissions, water discharges, noise emissions and Hazardous Materials, if any, or any other Applicable Environmental Laws from any person, government or entity has been issued to the Seller.

      For the purposes of this Section 4.01(m):

               (i) "Hazardous Materials" shall mean any toxic materials, hazardous waste or hazardous substance (as these terms are defined in the Applicable Environmental
          Laws) and including, without limitation, any asbestos or asbestos-related products or materials and any oils, petroleum-derived compounds or pesticides, excluding, however, materials in reasonable amounts that are customarily used in the operation, cleaning and maintenance of an apartment complex, and chemicals, materials and products stored on site used in the operation and maintenance of the pool and of the office.

               (ii) "Applicable Environmental Laws" shall mean any and all applicable laws pertaining to health or the environment, including, without limitation, the Superfund Reauthorization and Amendments Act of 1986 ("SARA"), the Comprehensive Environmental Response, Compensation, and Liability Act of 1980 ("CERCLA"), and the Resource Conservation and Recovery Act of 1976 ("RCRA " ), as well as any and all other laws, ordinances, rules and/or regulations created or imposed by any governmental authority having jurisdiction with respect to the Project, whether local, state or federal, pertaining to environmental regulation, contamination, clean-up or disclosure.

          (n) The Seller will not amend, or reduce the coverage under, or cancel, any existing insurance policy without the Purchaser's prior written consent, which shall not be unreasonably withheld. In addition to the requirements of
     Section 2.06, the Purchaser, at Closing, shall obtain its own insurance coverage. The Seller has received no notice from any insurer of the Project requiring any improvements, alterations, additions, correction or other work relating to the Project which have not been cured or satisfied.

          (o) Until Closing, the Seller shall continue the operation of the Project in the normal and usual manner and in compliance with the Regulatory Agreement, will not remove any improvements or Personalty, except for repair or replacement, and the Project will be managed, operated, maintained, repaired and redecorated in the ordinary course of business and in such manner as to maintain the Project in all material respects in no less satisfactory condition than exists as of the date hereof. The Purchaser shall have the right to re-inspect the Project during the period commencing not earlier than five (5) days prior to the Closing and ending on the Closing solely for purposes of verifying the maintenance of the Project in accordance with this paragraph.

          (p) During the Inspection Period, the Seller shall permit and cooperate in a review by the Purchaser and its accountants of such books, records, leasing files, contracts, agreements and information relating to the Project that are in the Seller's possession or are readily available to the Seller, and as may be required by the Purchaser's accountants to perform a complete audit of the Project for the twelve (12) month period ended December 31, 1996. The Seller will cause its Project Manager, prior to Closing, to deliver a letter to the Purchaser's accountants substantially in the form ("Audit Letter") attached hereto as Exhibit N.

          (q) To the best of Seller's knowledge, (i) no Event of Default (as such term is used therein) currently exists under any of the Financing Documents, and the Seller has received no notice from the Trustee or the Issuer of any such Event of Default, and (ii) since the Seller became owner of the Project, the Seller has complied with all material terms of the Regulatory Agreement relating to the federal exemption of interest on the Bonds.

          (r) Other than rental units which have been vacated within five (5) business days prior to the Closing Date (which the Seller and the Purchaser acknowledge may be in varying conditions of "make ready" for leasing, as is ordinary in Seller's course of business (the "Excluded Units")), all rental units shall be in "market ready" rental condition as of the Closing Date. As to such units that are not in "market ready" rentable condition as of the Closing Date (excluding Excluded Units), the Purchaser and the Seller understand and agree that the Purchaser shall be entitled to credit against the Purchase Price at Closing an amount equal to the amount agreed upon at Closing by the Purchaser and the Seller as being required to put such units in "market ready" rentable condition. "Market ready" rentable condition shall be the normal condition a unit is placed in by the Seller prior to marketing a unit for rental.

The aforesaid representations and warranties shall not be deemed to apply to any change in the condition of the Project created or occurring after Closing.

     The Purchaser acknowledges that, except as provided in this
Section 4.01 above, the Purchaser is entering into this Agreement without relying on any representation or warranty from the Seller, the Project Manager, or any other person or entity related to, affiliated with or employed by the Seller. Other than the representations and warranties contained in this Section 4.01 above, the Seller sells the Project, and the Purchaser purchases and accepts the Project, AS IS - WHERE IS, and the Purchaser assumes all risks thereof.

SELLER'S INITIALS:                      PURCHASER'S INITIALS:


     The representations and warranties set forth in this Section
4.01 shall be made as of the date hereof and shall be continuing and shall be true and correct on and as of the Closing Date with the same force and effect as if made at that time, and all of such representations and warranties shall expire twelve (12) months after delivery of the deed conveying the Project in accordance herewith.

     Section 4.02.  Purchaser's Representations and Warranties,
Covenants and Agreements.

          (a) As of the Closing Date, the Purchaser will assume all of the obligations of the Seller under the Service
     Contracts then in effect pursuant to an Assignment of Service prior to Closing, to deliver a letter to the Purchaser's accountants substantially in the form ("Audit Letter") attached hereto as Exhibit N".

          (b) As of the Closing Date, the Purchaser will assume all of the obligations of the Seller under the Leases then in effect pursuant to an Assignment of Tenant Leases and Assumption Agreement in the form of Exhibit H attached hereto (the "Assignment of Tenant Leases").

          (c) As of the Closing Date, the Purchaser will assume the obligations to pay the principal indebtedness then outstanding and unpaid on the Note and all interest accruing, and all other obligations of the Seller under the Financing Documents due and payable, from and after the Closing Date pursuant to an Assignment and Assumption Agreement in the form of Exhibit I attached hereto (the "Assumption Agreement").

          (d)  The Purchaser has all legal authority and power to
     (i) execute and deliver this Agreement and the documents which the Purchaser is required to execute and deliver hereunder and
     (ii) to perform its obligations hereunder.

          (e) Except for the consents and approvals required hereunder and under the Financing Documents, neither the execution nor the delivery of this Agreement or the documents contemplated hereby, nor the consummation of the conveyance of the Project to the Purchaser, will conflict with or cause a breach of any of the terms and conditions of, or constitute a default under, any agreement, commitment, note, mortgage, lease, bond, license, permit or other instrument or obligation by which the Purchaser is bound.

ARTICLE V
                             CLOSING

     Section 5.01. Closing Date. Subject to the terms and provisions of this Agreement, the closing of the purchase and sale of the Project will occur on August 1, 1997 or such other date as may be mutually agreed to by the Purchaser and the Seller, subject to the provisions of Section 8.03 hereof (the "Closing Date"). On the Closing Date and as conditions precedent to the Closing:

          (a) the Purchaser and the Seller shall each have delivered to the Escrow Agent each of their respective deposits required by the Escrow Agreement (as hereinafter defined);

          (b) the Title Company will have committed to issue the Owner's Title Policy in the form required by Section 5.03 of this Agreement, with no additional matter of record appearing between the date of the Title Commitment and the Closing Date unless approved (or deemed approved) by the Purchaser and subject to any exceptions to title of the Project which are created or caused by actions of the Purchaser or its agents, employees or contractors;

          (c) each and every warranty and representation of the Purchaser and the Seller set forth in this Agreement shall be true and correct in all material respects as of the Closing and neither party shall be otherwise in default hereunder;

          (d) the Purchaser shall have complied with all terms of the Indenture and this Agreement, including, without limitation, the timely delivery of the Letter of Credit, and all required opinions and other documents and showings, including the opinions of Bond Counsel and the other items described in Section 2.03 hereof which will be delivered to the Seller and the Surety;

          (e) all documents deposited with the Title Company (as hereinafter defined) under the Escrow Agreement will be released in accordance with the terms and provisions of the Escrow Agreement;

          (f) the Letter of Credit will be delivered to the Surety (accompanied by opinions of counsel, in form and substance satisfactory to the Surety, as to the due authorization, execution, delivery and enforceability thereof); and

          (g) the Purchase Price, less the aggregate outstanding principal balance of the Bonds, plus or minus prorations, will be paid to the Seller.

     The occurrence of the events described in the foregoing paragraphs (a) through (g), inclusive, shall constitute the "Closing. " The Closing shall take place at the offices of Chapman and Cutler, 111 West Monroe Street, Chicago, Illinois 60603-4080 or such other place as the parties shall mutually agree. The Closing shall be consummated pursuant to the Escrow Agreement as set forth in Section 5.02 below.

     In the event any of the above conditions are not satisfied at the time specified for the Closing, the provisions of Sections 8.01 and 8.02 shall apply.

     Section 5.02. Escrow Closing. The purchase and sale of the Project shall be closed by means of an escrow agreement in the form attached hereto as Exhibit J with such immaterial modifications as may be required by the Title Company as escrowee thereunder (the "Escrow Agreement"), with the concurrent delivery of the documents of title, transfer of interests, assumption of liabilities and obligations under the Financing Documents and the other items set forth in Sections 5.04 and 5.05 hereof and the payment of the Purchase Price pursuant to the Escrow Agreement established with the Title Company. The Purchaser and the Seller shall each pay one-half of the costs of the Title Company's escrow fees.

     Section 5.03. Commitment for Title Insurance and Survey. The Seller has delivered to the Purchaser at the Seller's cost a title commitment (the "Title Commitment") issued by Chicago Title Insurance Company (the "Title Company") in a stated amount equal to $9,450,000. showing title to the Project in the Seller, subject to
(i) the exceptions shown in Exhibit K and the other specific exceptions to title (hereinafter referred to as the "Title Exceptions") and (ii) any exceptions to title of the Project which are created or caused by the actions of the Purchaser or its respective agents, employees or contractors, the Financing Documents which are of record against the Project, and the other general exceptions and exclusions contained in the Title Commitment (hereinafter referred to as "Permitted Exceptions") to which the Purchaser hereby consents. Such Title Commitment shall be conclusive evidence of good title as therein shown. The Purchaser shall have until the later of the Outside Date or five (5) days from the date of delivery of such Title Commitment to object to the Title Exceptions; and if the Purchaser does not object to any Title Exceptions in writing within said period, the Purchaser shall be deemed to have approved such Title Exceptions. The Seller has delivered to the Purchaser a plat of survey of the Project showing the boundary of the Site described in Exhibit A hereto and the improvements situated thereon and all plattable easements and other title exceptions (a "Survey"). if the Purchaser objects to a Title Exception or the Survey shows a survey defect which is objected to by the Purchaser during the Inspection Period (also for this purpose an "Unpermitted Exception"), the Seller shall have until the day prior to the Closing Date (the "Title Clearance Period") to
(i) cause the Title Company to remove or insure over by endorsement such Unpermitted Exception or (ii) elect not to cause the Title Company to remove or insure over by endorsement the Unpermitted Exceptions; provided that the Purchaser may remove any Unpermitted Exception on the Closing Date which can be removed with the payment of money; provided, further, however, that the Seller shall notify the Purchaser five (5) business days after the Outside Date of its election to proceed under clause (i) or (ii) in respect of all objections delivered by the Purchaser to any such Unpermitted Exceptions. If the Seller elects to cause the Title Company to remove or insure over by endorsement the Unpermitted Exceptions, the Closing shall be held as scheduled on the Closing Date. If the Seller elects not to have such Unpermitted Exceptions removed or insured over by endorsement, the Purchaser may terminate this Agreement by delivery of a Termination Notice on or before the Outside Date. If the Purchaser does not deliver a Termination Notice, the Purchaser shall be deemed to have elected to take title to the Project subject to said Unpermitted Exceptions, without recourse to the Seller with respect to said Unpermitted Exceptions. If the Purchaser delivers a Termination Notice on or before the Outside Date as provided in this Section by reason of an Unpermitted Exception, the Earnest Money Deposit provided (together with any interest earned thereon) shall be returned to the Purchaser in accordance with the provisions of this Agreement subject to retention for the purposes and as provided in Section 2.03(c) hereof and after receipt by the Seller of all (i) documents (including the Financing Documents), rent rolls, surveys, all other Due Diligence Items and all other items delivered by the Seller to the Purchaser hereunder and (ii) inspections and reports (including supporting materials) ordered or commissioned by or on behalf of the Purchaser, and, subject to the above provisions of this Section 5.03, and neither the Purchaser nor the Seller shall have any further right or obligation hereunder, except that the Purchaser's obligations under Sections 2.04, 2.05 and 2.07 shall survive such termination. In the event that any Unpermitted Exception or title claim is asserted subsequent to the Closing Date, the Purchaser's sole remedy shall be against the Title Company and the Seller shall have no responsibility therefor.

     Section 5.04.  Seller's Escrow Deposits.  As provided in the
Escrow Agreement, on or prior to the Closing Date, the Seller shall deliver or cause to be delivered to the Title Company, as escrowee under the Escrow Agreement (herein, the "Escrow Agent") the following documents executed by the Seller:

          (a) A Special Warranty Deed, in the form attached as Exhibit L hereto, from the Seller to the Purchaser, sufficient to convey the Project to the Purchaser subject to the Title
     Exceptions and the Permitted Exceptions (the "Deed");

          (b) An amount equal to the Seller's Closing Costs set forth in Section 6.02, but only to the extent that the Seller's Closing Costs exceed the amount of the Purchase Price which will be paid to the Seller;

          (c) A closing statement (the "Closing Statement") showing the prorations between the Purchaser and the Seller in accordance with Section 6.01 hereof,

          (d) An Assignment of Service Contracts, assigning all of the Seller's right, title and interest in and to all Service
     Contracts, and providing for the Purchaser's assumption of the obligations of the Seller under the Service Contracts;

          (e) An Assignment of Tenant Leases, assigning all of the Seller's right, title and interest in and to the Leases and providing for the Purchaser's assumption of the Seller's obligations as lessor or landlord under the Leases;

          (f) Notices to tenants, in the form prepared by the Seller and acceptable to the Purchaser, duly executed by the Seller, advising the tenants of the sale of the Project and directing that rent and other payments thereafter be sent to the Purchaser (or its agent) at the address provided by the Purchaser, unless otherwise directed by the Purchaser;

          (g) A quitclaim Bill of Sale in the form of Exhibit M attached hereto (providing warranties of title for the period the Seller held title to the Project) transferring to the Purchaser all of the Seller's right, title and interest in and to each and every item of Personalty WITHOUT WARRANTY OF QUALITY, MERCHANTABILITY, FITNESS FOR USE OR OTHERWISE;

          (h) An Assumption Agreement relating to the assignment of the obligations under the Financing Documents by the Seller to the Purchaser and the assumption of such obligations by the Purchaser;

          (i) An updated rent roll in the form of Exhibit D attached hereto;

          (j) A certificate as required by the Foreign Investment in Real Property Tax Act of 1980;

          (k) All information required to be reported to the Internal Revenue Service pursuant to Section 6045(e) of the
     Internal Revenue Code;

          (l) Written consent to the transfer of the Project to the Purchaser from the Surety;

          (m) A certified copy of the corporate resolutions of the Seller authorizing the sale of the Project and the delivery of the Deed and the other transfer documents;

          (n) Any customary transfer declarations or any form required to facilitate the payment of any transfer, documentary or use taxes required by the Title Company or the State or local governmental authorities having jurisdiction of the Project;

          (o)  A customary ALTA statement; and

          (p) Written direction to the escrowee holding the Earnest Money Deposit to pay the Earnest Money Deposit, plus interest thereon, to the Escrow Agent under the Escrow
     Agreement.

     The Seller shall deliver possession of the Project to the Purchaser on the Closing Date upon completion of the Closing (as described in Section 5.01 hereof). The Purchaser understands that all keys, permits, leases, Service Contracts and tenants' income certificates are maintained at the Project and the Purchaser will take possession of those items when it takes possession of the Project.

     Section 5.05. Purchaser's Escrow Deposits. As provided in the Escrow Agreement, on or prior to the Closing Date as required in the Escrow Agreement, the Purchaser shall cause to be delivered to the Escrow Agent:

          (a) The Purchase Price payable to the Seller less the aggregate outstanding principal balance of the Bonds in immediately available funds, plus or minus prorations;

          (b)  The Assumption Agreement executed by the Purchaser;

          (c)  The Assignment of Tenant Leases executed by the
     Purchaser;

          (d)  The Assignment of Service Contracts executed by the
     Purchaser;

          (e) The originally executed Letter of Credit, duly executed by the Bank;

          (f)  The Closing Statement executed by the Purchaser;

          (g) Any customary transfer declarations or any forms required to facilitate the payment of any transfer, documentary or use taxes and required by the Title Company or the State or local governmental authorities having jurisdiction over the Project;

          (h) The opinions of counsel and other written evidence satisfactory to Seller and the Surety that the Letter of Credit and the Financing Documents constitute legal, valid and binding contracts and agreements of the respective parties thereto (other than the Seller and/or the Surety) enforceable in accordance with their respective terms without notice to or the consent or approval of the holders of the Bonds;

          (i) A certified copy of the resolutions of the Purchaser authorizing the purchase of the Project and the execution and delivery of the Assumption Agreement, the Assignment of Tenant Leases and the Assignment of Service Contracts;

          (j) Written approval or acknowledgment of the Issuer and the Trustee to the sale of the Project, as provided in Sections 2.02(a) and 2.02(c) hereof and written evidence of compliance with the provisions of the First Deed of Trust, the Second Deed of Trust, the Regulatory Agreement (as defined in Exhibit C attached hereto) and any other Financing Documents;

          (k)  A customary ALTA statement;

          (l)  The Purchaser's closing costs set forth in Section
     6.01 hereof which the Purchaser has not previously paid; and

          (m) Written directions to the Escrowee holding the Earnest Money Deposit to pay the Earnest Money Deposit, plus any interest thereon, to the Escrow Agent under the Escrow
     Agreement.

     Section 5.06. Concurrent Transactions. All documents or other deliveries or deposits required to be made by the Purchaser or the Seller at or prior to the Closing, and all transactions required to be consummated concurrently with the Closing, shall be deemed to have been delivered and to have been consummated simultaneously with all other transactions and all other deliveries, and no delivery shall be deemed to have been made, and no transaction shall be deemed to have been consummated, until all deliveries required by the Purchaser and the Seller shall have been made, and all concurrent or other transactions shall have been consummated.

ARTICLE VI
                   CLOSING COSTS AND PRORATIONS

     Section 6.01. Closing Costs. On or before the Closing Date the Purchaser shall pay all of the following costs:

          (a) All of the fees, costs and expenses incurred by the Purchaser for its due diligence during the Inspection Period;

          (b) The investment fee for the Earnest Money Deposit and one-half of all of the other escrow fees of the Title Company;

          (c) All applicable assumption, transfer, or similar charges and fees of the Trustee, the Issuer and the Bank (and their respective counsel) with respect to the transfer of the Project and the delivery of the Letter of Credit, including without limitation all costs, fees and expenses of the Bank, the Trustee, the Issuer and their respective counsel and other advisors, if any, and all costs, fees and expenses required for the delivery of the opinions of counsel required by this Agreement and/or any of the other parties to the Financing Documents in connection with such transactions;

          (d)  The cost of recording the Deed and the Assumption
     Agreement and any other conveyance documents that the Purchaser may choose to record;

          (e) The fees and expenses of the Trustee, the Issuer, the Bank, Bond Counsel, the Trustee's counsel and, the Issuer's counsel, and all other costs and expenses required to be paid in connection with the transfer of the Project to the Purchaser, and the issuance of the Letter of Credit;

          (f) All transfer taxes, recordation taxes, deed stamps, document taxes, mortgage taxes, intangible taxes, and similar taxes or charges with respect to the transaction;

          (g) The cost of recording all mortgages, deeds to secure debt, financing statements or similar documents representing or securing the obligations of the Purchaser or its designee to the Bank, together with the premiums and any other title charges incurred by the Purchaser in connection with any mortgage title insurance charges; and

          (h)  The cost of any endorsement to the Title Policy.

     To the extent the above costs or any other related costs are not ascertainable as of the Closing Date, the Purchaser agrees to pay such costs promptly upon receipt of any bill or invoice.

     Section 6.02. Seller's Costs. The Seller shall pay all of the following costs:

          (a)  The premium and related costs charged by the Title
     Company for the Owner's Title Policy;

          (b)  The costs of the preparation of the Survey;

          (c)  One-half of the escrow fees of the Title Company
     (other than the investment fee for the Earnest Money Deposit);
     and

          (d) The Seller's and the Surety's legal fees and expenses incurred in connection with the preparation and negotiation of this Agreement and the other documents, instruments and agreements required to consummate the sale of the Project to the Purchaser as provided herein.

     To the extent the above costs or any other related costs are not ascertainable as of the Closing Date, the Seller agrees to pay such costs promptly upon receipt of any bill or invoice.

     Section 6.03.  Proration of Income and Expenses.

          (a) The following items shall be adjusted or prorated between the Seller and the Purchaser on the Closing Date (unless for those items which the Purchaser would receive a credit, the Seller has arranged to pay such invoices or charges to and including the Closing Date):

               (i) Real estate, ad valorem and similar taxes (including assessments) for the then current tax year relating to the Project shall be prorated to the Closing Date. If the Closing occurs before the tax rate is fixed for the then current tax year, the apportionment of taxes shall be made on the basis of the last ascertainable tax bill for the preceding tax year, and when the taxes are fixed for the tax year in which the Closing occurs, the Seller and the Purchaser hereby agree to adjust the proration of taxes and, if necessary, to refund or pay such sums to the other party as shall be necessary to effect such adjustment;

               (ii) Special Assessments against the Project due for the calendar year in which the Closing Date occurs;

               (iii) Wages, vacation pay and other benefits of all persons employed by the Seller in the operation of the Project whose employment will not be terminated as of the Closing Date;

               (iv) Fuel and other supplies stored at the Project;

               (v) Any permit or other fees relating to the Project payable on a continuing basis;

               (vi) Fees payable under the Service Contracts;

               (vii) The fees of the Trustee, the Issuer, and any other third parties due under the Financing Documents in the ordinary course of the transactions contemplated by those documents and not the transactions contemplated by this Agreement;

               (viii) Utility charges and deposits with utility companies; and

               (ix) All other operating charges of, or other proratable items relating to, the Project.

          (b) The Purchaser shall receive a credit against the Purchase Price equal to the aggregate amount of rentals or other income of the Project, including, but not limited to, utility charges, tenant reimbursements, and other similar amounts payable to the Seller as the owner of the Project previously collected by the Seller which, as of the Closing Date, represent advance payments attributable to periods after the Closing Date.

          (c) Any rental or other income, including, but not limited to, utility charges, tenant reimbursements, and other amounts payable to the Seller as the owner of the Project which are payable for periods prior to the Closing Date but which, as of the Closing Date, have not been received by the Seller, whether because such amounts are delinquent or because such amounts are not yet due, shall not be prorated as of the Closing Date but shall be adjusted after the Closing Date but as of the Closing Date, when and if such amounts are received by the Purchaser, and the Purchaser covenants and agrees to immediately pay to the Seller any such delinquent rents from rents received by the Purchaser (after payment of current rents) from such tenants after the Closing Date.

          (d) At the Closing, the Purchaser shall receive a credit against the Purchase Price equal to the amount of any and all refundable deposits paid to the Seller by tenants of the Project (collectively, the "Deposits"), as well as for the amount of any unpaid bills (but subject to proration as set forth in Section 6.03(a) hereof) relating to periods prior to the Closing Date for which the Purchaser will be responsible after the Closing. The Purchaser hereby agrees to apply the respective Deposits in accordance with the provisions of the respective Leases. Pursuant to the Assignment of Tenant Leases, as of the Closing Date the Purchaser will assume all obligations under the Leases to refund or otherwise apply the Deposits pursuant to the provisions of the applicable Leases and will indemnify the Seller, and hold the Seller harmless for any failure to refund or misapplication of the Deposits.

          (e) The Seller shall receive a credit for all amounts (plus any accrued and unpaid interest or earnings thereon) held under the Indenture by the Trustee in any of the funds or accounts established under the Indenture (excepting, however, amounts, if any, in the Interest Account and the Administrative Expenses Account attributable to and held for the payment of interest on the Bonds, and fees and expenses of the Issuer and/or the Trustee and other Administrative Expenses accrued and payable from such Accounts for the period up to and including the Closing Date and not otherwise credited to the Purchaser under Section 6.03 hereof), and the Seller shall assign to the Purchaser all of its right, title and interest in the amounts so held by the Trustee.

          (f) Interest accruing on the Note, if any, prior to the Closing Date which is not payable prior to the Closing Date shall, to the extent not otherwise paid or provided for hereunder (e.g., in the calculation of the Purchase Price or prorations under Section 6.03), be a credit to the Purchaser, and the Purchaser shall pay interest accruing on the Note after the Closing Date.

          (g) Subject to adjustments as set forth in this Agreement, including, without limitation, Section 6.04 hereof, for purposes of all prorations, the Seller will receive credit of all income and will be responsible for the payment of all expenses of the Project to and including the Closing Date and the Purchaser will receive credit for all income and will be responsible for the payment of all expenses after the Closing Date. The Purchaser and the Seller shall indemnify each other for its violation of this Section 6.03(g) as it relates to responsibility for payment.

     Section 6.04. Post-Closing Adjustments. The Seller and the Purchaser agree that, to the extent items are prorated or adjusted at the Closing on the basis of estimates, or are not prorated or adjusted at the Closing pending actual receipt of funds or compilation of information upon which such prorations or adjustments are to be based, each of them will, upon a proper accounting, pay to the other such amounts as may be necessary such that Seller will receive the benefit of all income and will pay all expenses of the Project accrued to and including the Closing Date and the Purchaser will receive all income and will pay all expenses of the Project accrued after the Closing Date. If on or after the Closing, the Purchaser receives any bill or invoice which relates to periods on or prior to the Closing Date, the Purchaser will refer such bill to the Seller and the Seller agrees to pay such bill or invoice promptly upon receipt. If on or after the Closing, the Seller receives any bill or invoice which relates to periods subsequent to the Closing Date, the Seller will refer such bill to the Purchaser and the Purchaser agrees to pay such bill or invoice promptly upon receipt. Anything in this Agreement to the contrary notwithstanding, the provisions of this Section 6.04 shall survive the Closing.

     Section 6.05. Delinquent Rents. Any rents or other amounts which are delinquent as of the Closing shall not be adjusted or prorated at the Closing, but the Purchaser shall make a reasonable attempt to collect such amounts for the benefit of the Seller after the Closing, and when and if such amounts are received by the Purchaser, the Purchaser covenants and agrees to immediately pay to the Seller any such delinquent rents from rents received by the Purchaser (after payment of current rents) from such tenants after the Closing Date.

                           ARTICLE VII
                              BROKER

     Section 7.01. Brokers. The Purchaser represents and warrants to the Seller and the Seller represents and warrants to the Purchaser that it has not dealt with or been contacted by any broker, finder, or real estate agent to act on its behalf except for CB Commercial Real Estate Group, Inc. (the "Broker"). The Seller will pay the Broker's commission at Closing. The Purchaser and the Seller each agree to indemnify, defend and hold harmless the other for any loss, cost, liability or damage arising from inaccuracy of this representation and warranty.

                           ARTICLE VIII
                             DEFAULTS

     Section 8.01.  Default of Purchaser.

          (a) In the event that the Purchaser has not delivered the Termination Notice by the Outside Date under Section 2.01,
     Section 2.02 or Section 2.03 hereof and if the Purchaser fails to (1) consummate the purchase of the Project on the Closing Date, (2) deliver the Letter of Credit on the Closing Date, or
     (3) fully pay and perform all of the Purchaser's covenants, agreements, or obligations hereunder, or breaches any of its representations and warranties hereunder, then the Purchaser agrees that the Seller shall have the right to cancel the Purchaser's rights to purchase the Project under this Agreement on not less than fifteen (15) days' prior written notice to the Purchaser and, unless the Purchaser cures such default within said fifteen (15) day period or the Seller is in default hereunder, the Seller shall be entitled to be paid and retain the entire Earnest Money Deposit and any interest earned thereon (or an amount equal to the Earnest Money Deposit and all interest thereon if for any reason the actual Earnest Money Deposit and all interest thereon is not available to be immediately payable to the Seller) for reimbursement of a portion of the Seller's out-of-pocket costs incurred in connection with this Agreement and the transactions contemplated hereunder and the economic loss of taking the Project off the market. A default by the Purchaser under this Agreement is herein sometimes referred to as a "Purchaser's Default".

          (b) In addition, the Purchaser understands and agrees that if its rights to purchase the Project hereunder have been terminated, nothing herein shall discharge or relieve the Purchaser from paying all of the fees, costs and other expenses which it is required to pay hereunder, and nothing herein shall discharge or relieve it from its obligations under Section 2.03(c) and Sections 2.04, 2.05 and 2.07 hereof.

     Section 8.02.  Default of Seller.

          (a) If the Seller shall default hereunder in respect of any covenants and agreements herein contained by the Seller to be performed or complied with, the Purchaser may terminate this Agreement on not less than fifteen (15) days' prior written notice to the Seller and, unless the Seller cures such default in said fifteen (15) day period or the Purchaser is in default hereunder, the Purchaser shall be entitled to either

               (i) return of its Earnest Money Deposit and all interest earned thereon as its sole remedy, subject to retention for the purposes set forth in Section 2.03(c) hereof applicable to the return of the Earnest Money Deposit and receipt by the Seller of all (A) documents (including all Financing Documents), rent rolls, surveys, all other Due Diligence Items and all other items delivered by the Seller to the Purchaser hereunder and
          (B) inspections and reports (including supporting materials) ordered or commissioned by or on behalf of the Purchaser, and neither the Purchaser nor the Seller shall have any further right or obligation hereunder, except that the Purchaser's obligations under Sections 2.04,
          2.05 and 2.07 hereof shall survive, or

               (ii) specific performance of the Seller's obligations hereunder to transfer the Project in accordance with the terms hereof, plus reimbursement of the Purchaser's out-of-pocket third party expenses up to $75,000 incurred in connection with enforcement of this
          Section 8.02(a)(ii).

          (b) It is expressly agreed by the parties that the Purchaser hereby waives all legal and equitable right to remedies not herein specified.

     Section 8.03. Extension of Closing Date. The scheduled Closing Date shall be August 1, 1997 which date may be extended for up to fifteen (15) days to accommodate the cure periods provided herein; provided, however, notwithstanding on which date the Closing shall actually occur the Surety Bond shall be returned to the Surety marked "canceled and discharged" on February 1, 1998 (or if February 1, 1998 is not a business day then on the next succeeding business day) as provided in Section 2.03(b) hereof.

                            ARTICLE IX
                     CASUALTY OR CONDEMNATION

     Section 9.01.  Casualty or Condemnation.

          (a) The Seller and the Purchaser agree that if prior to the Closing Date all or any material portion of the Project is damaged or destroyed by any cause or is taken by eminent domain or condemnation or a proceeding for the taking by eminent domain or condemnation of all or a portion of the Project is commenced prior to the Closing Date, the parties shall have the following rights exercisable within ten (10) days of receipt of notice of the first date on which the cost of repairing or restoring the damage and the amount of insurance proceeds or awards available to pay such cost is known; provided that in the case of a taking or other loss in respect of which such notice cannot be delivered by five (5) business days prior to the Closing Date the cost of repairing or restoring such damage shall be assumed to be more than FIFTY THOUSAND DOLLARS ($50,000) and the Seller and the Purchaser shall have the respective rights specified in Sections 9.01(a)(ii) and (iii):

               (i) If the cost of repairing or restoring such damage or the award for such taking is FIFTY THOUSAND
          DOLLARS ($50,000) or less, neither party shall have the right to terminate this Agreement,

               (ii) If the cost of repairing or restoring such damage is more than FIFTY THOUSAND DOLLARS ($50,000) as estimated by the Seller, and the Seller notifies the Purchaser that it elects to consummate the transaction described herein by providing for the repair or restoration of the Project, the Purchaser shall not have the right to terminate this Agreement if the Seller assigns the right to insurance proceeds to the Purchaser and deposits funds (or a surety bond from the Surety) in an amount sufficient to cover the reasonably anticipated costs of such repair or restoration in excess of such insurance proceeds, or

               (iii) If the cost of repairing or restoring such damage is more than FIFTY THOUSAND DOLLARS ($50,000) as estimated by the Seller, and the Seller notifies the Purchaser that it does not intend to make such repair or restoration, the Purchaser, by written notice to the Seller within ten (10) days of receiving the Seller's notice-that it will not repair or restore, may elect to terminate its obligation to purchase the Project or to proceed with the purchase of the Project without any obligation on the part of the Seller for any such repair or restoration. Failure to deliver a notice of election within such ten (10) day period shall be deemed an election by the Purchaser to proceed with the purchase.

          (b)  If this Agreement is not terminated as provided in
     Section 9.01(a), the Seller shall assign and deliver to Purchaser at Closing all of the Seller's right and interest in the award for such taking or the proceeds of any insurance for such damage or destruction (except the Seller shall be entitled to retain all insurance proceeds received in connection with the loss of rents or business interruption for the period up to and including the Closing Date). If, alternatively, this Agreement is terminated as provided in
     Section 9.01(a), all obligations of the parties under this Agreement (except the obligations of the Purchaser under Section 2.03(c) and Sections 2.04, 2.05 and 2.07 of this Agreement) shall be terminated and the Seller shall promptly return, subject to retention for the purposes and as set forth in Section 2.03(c) of this Agreement, any portion of the Purchase Price (including, without limitation, the Earnest Money Deposit) theretofore deposited with the Seller or otherwise paid by the Purchaser. Notwithstanding the foregoing, unless the parties otherwise agree in writing, in the case of any such damage or taking in excess of FIFTY THOUSAND DOLLARS ($50,000), if the election and notice process provided for in this Section is not effected in time for the Closing to occur no later than August 1, 1997, either party may terminate this Agreement on five (5) business days after notice, with the parties having their respective rights to the Earnest Money Deposit as provided in the preceding sentences.

                            ARTICLE X
                          MISCELLANEOUS

     Section 10.01. Time is of the Essence. All times, whether specified herein for the performance by the Seller or the Purchaser of their respective obligations hereunder, are of the essence of this Agreement.

     Section 10.02. Notices. All notices, approvals or disapprovals or other communications required or permitted to be given by either party hereunder shall be in writing and shall be personally delivered or by overnight express courier, postage prepaid, addressed to the party to whom such notice is to be given as follows:

          If to the Purchaser:     Walden Residential Operating
                         Partnership, L.P.
                         One Lincoln Centre
                         5400 LBJ Freeway, Suite 400
                         Lock Box 45
                         Dallas, Texas 75240
                         Attention: Mr. Eric A. Calub
                         Fax No.: 972-788-1550
                         Telephone No.: 972-788-0510

          With a copy to:     Robin K. Minick
                         Munsch Hardt Kopf Harr & Dinan
                         1445 Ross Avenue
                         4000 Fountain Place
                         Dallas, Texas 75202
                         Fax No.: 214-855-7584
                         Telephone No.: 214-855-7500

          If to the Seller:   Windsor Park Apartments, Inc.
                         c/o Continental Casualty Company
                         333 South Wabash
                         CNA Plaza, 12 South
                         Chicago, Illinois 60685
                         Attention: Mr. Michael J. Woolf
                         Fax No.: 312-822-1323
                         Telephone No.: 312-822-4627

          With a copy to:     Sandra D. Wagman, Esq.
                         CNA Insurance Companies
                         333 South Wabash
                         CNA Plaza, 43 South
                         Chicago, Illinois 60685
                         Fax No.: 312-817-3302
                         Telephone No.: 312-822-7967

          With a copy to:     Susan E. Rollins
                         Chapman and Cutler
                         111 West Monroe Street
                         Chicago, Illinois 60603-4080
                         Fax No.: 312-701-2361
                         Telephone No.: 312-845-3762

Either party may change said address by notice in writing to the other party of such change Notice personally delivered shall be deemed given when delivered. Notice mailed by overnight express courier shall be deemed given when delivered, unless delivery is refused, in which event notice shall be deemed given upon the date of attempted delivery.

     Section 10.03. Binding Agreement. Upon the mutual execution and delivery of this Agreement, this Agreement will become a binding agreement between the parties hereto and shall constitute the entire understanding between the parties with respect to the transaction contemplated herein, and all prior agreements, understandings, representations and statements, warranties, undertakings, oral or written, are merged into this Agreement. Neither this Agreement nor any provision hereof may be waived, modified, amended, discharged or terminated except by an instrument executed by the party against whom the enforcement of such waiver, modification, amendment, discharge or termination is sought, and then only to the extent set forth in such instrument.

     Section 10.04. Counterparts. This Agreement may be executed in various counterparts, and each copy so executed shall constitute an original and all such copies shall constitute one and the same
Agreement.

     Section 10.05. No Assignments. The Purchaser shall not assign, transfer or convey its interest in this Agreement without the prior written consent of the Seller, which consent can be withheld for any reason or no reason, at the discretion of the Seller, and any such assignment, transfer or conveyance without such written consent shall be void. Subject to the foregoing provisions of this Section 10.05, this Agreement shall be binding upon and inure to the benefit of the heirs, executors, administrators, successors and assigns of the parties hereto.

     Section 10.06. No Recording. The Purchaser agrees it shall not record this Agreement, or a memorandum thereof, and, in the event the Purchaser does make such recording, then the Purchaser shall be deemed in default hereunder, and at the option of the Seller. The Purchaser's rights under this Agreement shall be null and void and of no further force and effect, and the Seller and the Surety shall have all of their rights under Section 8.01 hereof.

     Section 10.07.  Governing Law.  This Agreement shall be
governed by and shall be construed and interpreted in accordance with the laws of the State of Tennessee.

     Section 10.08. Captions. The captions in this Agreement are inserted for convenience of reference only and in no way define, describe or limit the scope or intent of this Agreement or any of the provisions hereof.

     Section 10.09. Preparation of Agreement. This Agreement and the Exhibits, Appendices and Schedules attached to this Agreement have been reviewed by the Seller and the Purchaser and therefore neither party shall have the burden of having the construction of ambiguous provisions hereunder construed against them.

     Section 10.10. Authorized by Law. The Purchaser and the Seller mutually covenant to each other that the execution of this Agreement is authorized by the laws, regulations and instruments governing the Purchaser and the Seller, and the Seller and the Purchaser hold each other harmless in the event that this Agreement was executed without authority.

     Section 10.11. Foreign Person. The Seller hereby warrants and represents that theSeller is not a"foreign person" within the meaning of Section 1445(f)(d) of the InternalRevenue Code of 1954, as amended.

     Section 10.12. Return of Information to Seller. If for any reason the purchase of the Project is not consummated, the Purchaser shall within five (5) days of such date when it is determined that the purchase will not be consummated, return to the Seller all copies of the materials, documents, agreements and Information previously delivered to the Purchaser by the Seller or which the Purchaser has in its possession.

     Section 10.13.  Indemnity Letter.  In the event of any
inconsistency between this Agreement and the Indemnity Letter, the provisions of this Agreement shall supersede the Indemnity Letter and be controlling.

     Section 10.14. Mutual Indemnification Regarding Determination of Taxability. The Seller and the Purchaser (an "Indemnifying Party") each hereby agree to indemnify, defend, save and hold harmless each other and their respective parents, affiliates, officers, employees, agents, and representatives (an "Indemnified Party") from and against any loss, liability, claim, cause of action or damage suffered by such Indemnified Party arising from a Determination of Taxability (as defined in the Indenture) occurring on or before February 1, 2006 and caused solely by such Indemnifying Party's failure to lease the Project in compliance with the requirements of the Regulatory Agreement while such Indemnifying Party held legal title to the Project.

     IN WITNESS WHEREOF, the parties hereto have executed this Sale and Purchase
Agreement as of the day and year first above written.

                         PURCHASER:

                         WALDEN RESIDENTIAL OPERATING PARTNERSHIP,
                         L.P.

                         By:  Walden Operating, Inc., a Delaware
                              corporation, its general partner

                              By:
                              Its:

                         SELLER

                         WINDSOR PARK APARTMENTS, INC.

                         By:
                              Its Vice President
                              Sandra D. Wagman

     IN WITNESS WHEREOF, the parties hereto have executed this Sale and Purchase
Agreement as of the day and year first above written.

                         PURCHASER:

                         WALDEN RESIDENTIAL OPERATING
                         PARTNERSHIP, L.P.

                         By:  Walden Operating, Inc., a Delaware
                              corporation, its general partner

                              By:
                              Its:

                         SELLER:

                         WINDSOR PARK APARTMENTS, INC.

                         By:
                              Its Vice President
                              Sandra D. Wagman


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